Exhibit 99.1

Tribune Media Company Reports First Quarter 2018 Results

NEW YORK, May 10, 2018 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months ended March 31, 2018.

FIRST QUARTER 2018 FINANCIAL HIGHLIGHTS (compared to first quarter 2017)

•	Consolidated operating revenues increased 1% to $443.6 million

•	Consolidated operating profit was $187.3 million, including a $133 million net pretax gain on the sales of spectrum, compared to an operating loss of $21.0 million for the first quarter of 2017

•	Consolidated Adjusted EBITDA increased 108% to $119.9 million

•	Television and Entertainment net advertising revenues fell 7% to $270.4 million

•	Net core advertising revenues (which exclude political and digital revenues) decreased 10% to $245.0 million

•	Retransmission revenues increased 25% to $118.1 million

•	Carriage fee revenues increased 24% to $41.7 million

•	Programming expenses decreased 29% to $100.7 million, primarily due to the shift in strategy at WGN America

•	Cash distributions from TV Food Network were $115.1 million

“Tribune Media is off to a strong start in 2018 with first quarter revenues up one percent and consolidated Adjusted EBITDA more than doubling year-over-year,” said Peter Kern, Tribune Media’s Chief Executive Officer. “Our new strategy at WGN America, our sustained focus on overall expense management, and our very strong growth in retransmission and carriage fee revenues, are driving meaningful improvements in profitability across the company. These improvements more than offset the anticipated headwinds to core advertising due to the soft overall advertising environment and our limited exposure to Olympics and Super Bowl advertising. When adjusted for the substantial impact of core advertising dollars shifting into the Olympics and a challenging Super Bowl comparison to last year, we estimate that first quarter core advertising revenues were down in the low single digit percentage range year-over-year.

“As we continue to move toward closing our previously announced merger with Sinclair, the company maintains an aggressive focus on profitability. At WGN America, our new programming strategy has produced solid audience growth and made the network a significant contributor to consolidated Adjusted EBITDA. Additionally, corporate expenses were down double-digits year-over-year. Finally, while we expect to generate the majority of our political advertising revenue in the second half of the year, the momentum of political spending we saw in the first quarter is very encouraging. As we move deeper into 2018, we are well positioned to execute on our strategy and remain committed to delivering value for our shareholders, advertisers and the communities we serve.”

FIRST QUARTER RESULTS

Consolidated

Consolidated operating revenues for the first quarter of 2018 were $443.6 million compared to $439.9 million in the first quarter of 2017, representing an increase of $3.7 million, or 1%. The increase was primarily driven by higher retransmission revenues and carriage fee revenues and higher political advertising revenues, partially offset by lower core advertising revenues and barter/trade revenues. Barter/trade revenues declined as barter revenues and related expenses are no longer recognized under the new revenue guidance the Company adopted in the first quarter of 2018. Excluding barter revenues in 2017, consolidated operating revenues increased by 2%.

Consolidated operating profit was $187.3 million for the first quarter of 2018 compared to an operating loss of $21.0 million for the first quarter of 2017, representing an increase of $208.3 million. The increase was primarily attributable to higher operating profit at Television and Entertainment, largely as a result of a $133 million net pretax gain related to licenses sold in the FCC spectrum auction for which the spectrum was surrendered in January 2018, lower programming expenses, as described below, and a lower operating loss at Corporate and Other driven primarily by a decline in compensation expense.

Consolidated income from continuing operations was $141.2 million in the first quarter of 2018 compared to a consolidated loss from continuing operations of $101.2 million in the first quarter of 2017. Diluted earnings per common share from continuing operations for the first quarter of 2018 was $1.60 compared to a diluted loss per common share from continuing operations of $1.17 for the first quarter of 2017. Adjusted diluted earnings per share (“Adjusted EPS”) for the first quarter of 2018 was $0.51 compared to adjusted diluted loss per share of $0.07 for the first quarter of 2017. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations include an income tax charge of $2 million, or $0.03 per share, in the first quarter of 2018 and an income tax charge of $1 million, or $0.01 per share, in the first quarter of 2017 related to certain tax adjustments.

Net income attributable to Tribune Media Company was $141.2 million in the first quarter of 2018 compared to a net loss attributable to Tribune Media Company of $85.6 million in the first quarter of 2017.

Consolidated Adjusted EBITDA increased to $119.9 million in the first quarter of 2018 from $57.5 million in the first quarter of 2017, representing an increase of $62.4 million, or 108%. The increase in consolidated Adjusted EBITDA was primarily attributable to higher retransmission revenues and carriage fee revenues and lower programming and promotion expenses at Television and Entertainment.

Cash distributions from TV Food Network in the first quarter of 2018 were $115.1 million compared to $111.5 million in the first quarter of 2017.

Television and Entertainment

Revenues were $440.7 million in the first quarter of 2018 compared to $436.0 million in the first quarter of 2017, an increase of $4.7 million. The increase was driven by an increase in retransmission revenues of $23.9 million, or 25%, an increase in carriage fee revenues of $8.1 million, or 24%, and an increase in net political advertising revenue of $7.7 million, partially offset by a $28.7 million, or 10%, decrease in net core advertising revenues, and a $7.1 million decrease due to the Company no longer recognizing barter revenues, as noted above. The decrease in net core advertising revenue was primarily due to a decline in market revenue along with a decrease in revenues associated with airing the Super Bowl on 2 NBC-affiliated stations in 2018 compared to 14 FOX-affiliated stations in 2017 and the 2018 Winter Olympics, which negatively impacted advertising revenues for stations other than NBC affiliates.

Television and Entertainment operating profit was $211.9 million for the first quarter of 2018 compared to $20.0 million for the first quarter of 2017, an increase of $191.8 million. The increase was primarily due to a $133 million net pretax gain related to licenses sold in the FCC spectrum auction for which the spectrum of these stations was surrendered in January 2018, lower programming expense of $40.5 million, primarily due to lower amortization of license fees at WGN America, and lower compensation and other expenses.

Television and Entertainment Adjusted EBITDA was $135.2 million for the first quarter of 2018 compared to $75.2 million in the first quarter of 2017, an increase of $60.0 million, or 80%, primarily due to higher retransmission revenues and carriage fee revenues and lower programming and promotion expense, partially offset by lower net core advertising revenues and barter/trade revenues, as described above.

Television and Entertainment Broadcast Cash Flow was $116.5 million for the first quarter of 2018 compared to $64.6 million in the first quarter of 2017, an increase of $52.0 million, or 80%.

Corporate and Other

Real estate revenues for the first quarter of 2018 were $2.9 million compared to $3.9 million for the first quarter of 2017, representing a decrease of $0.9 million, or 24%. The decrease was driven by lower revenues due to the sale of real estate properties in 2017.

Corporate and Other operating loss for the first quarter of 2018 was $24.6 million compared to $41.0 million for the first quarter of 2017. The reduction of the loss was primarily due to lower compensation expense, largely due to the absence of severance expense and accelerated equity compensation expense related to the resignation of our CEO in the first quarter of 2017. Corporate and Other Adjusted EBITDA for the first quarter of 2018 represented a loss of $15.2 million compared to a loss of $17.6 million for the first quarter of 2017.

Discontinued Operations

On January 31, 2017, the Company completed the sale of substantially all of the Digital and Data business operations (the “Gracenote Sale”) and received gross proceeds of $584 million, including a purchase price adjustment of $3 million. The historical results of operations for the businesses included in the Gracenote Sale are reported as discontinued operations for all periods presented herein. Accordingly, all references made to financial data in this release are to Tribune Media Company’s continuing operations.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On May 8, 2018, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on June 5, 2018 to holders of record of the Company’s common stock and warrants as of May 21, 2018. Future dividends will be subject to the discretion of the Board and the terms of the agreement and plan of merger between the Company and Sinclair Broadcast Group, Inc. (“Sinclair”), dated May 8, 2017 (the “Merger Agreement”), which limits the Company’s ability to pay dividends, except for the payment of quarterly cash dividends not to exceed $0.25 per share and consistent with record and payment dates in 2016.

RECENT DEVELOPMENTS

Sinclair Acquisition

On May 8, 2017, the Company entered into the Merger Agreement with Sinclair, providing for the acquisition by Sinclair of all of the outstanding shares of the Company’s Class A common stock and Class B common stock by means of a merger of Samson Merger Sub Inc., a wholly owned subsidiary of Sinclair, with and into Tribune Media Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Sinclair.

The applications seeking FCC approval of the transactions contemplated by the Merger Agreement (the “Applications”) were filed on June 26, 2017, and the FCC issued a public notice of the filing of the Applications and established a comment cycle on July 6, 2017. Several petitions to deny the Applications, and numerous other comments, both opposing and supporting the transaction, were filed in response to the public notice. Sinclair and the Company jointly filed an opposition to the petitions to deny on August 22, 2017 (the “Joint Opposition”). Petitioners and others filed replies to the Joint Opposition on August 29, 2017. On September 14, 2017, the FCC’s Media Bureau issued a Request for Information (“RFI”) seeking additional information regarding certain matters discussed in the Applications. Sinclair submitted a response to the RFI on October 5, 2017. On October 18, 2017, the FCC’s Media Bureau issued a public notice pausing the FCC’s 180-day transaction review “shot-clock” for 15 days to afford interested parties an opportunity to comment on the response to the RFI. On January 11, 2018, the FCC’s Media Bureau issued a public notice pausing the FCC’s shot-clock as of January 4, 2018 until Sinclair has filed amendments to the Applications along with divestiture applications and the FCC staff has had an opportunity to review any such submissions. On February 20, 2018, the parties filed an amendment to the Applications (the “February 20 Amendment”) that, among other things, (1) requested authority under the FCC’s “Local Television Multiple Ownership Rule” (the “Duopoly Rule”) for Sinclair to own two top four rated stations in each of three television markets (the “Top-4 Requests”) and (2) identified stations (the “Divestiture Stations”) in 11 television markets that Sinclair proposes to divest in order for the Merger to comply with the Duopoly Rule and the National Television Multiple Ownership Rule. Concurrently, Sinclair filed applications (the “Divestiture Trust Application”) proposing to place certain of the Divestiture Stations in an FCC-approved divestiture trust, if and as necessary, in order to facilitate the orderly divestiture of those stations following the consummation of the Merger. On February 27, 2018, in furtherance of certain undertakings made in the Applications and the February 20 Amendment, the parties filed separate applications seeking FCC approval of the sale of Tribune’s stations WPIX-TV, New York, New York, and WGN-TV, Chicago, Illinois, to third-party purchasers. On March 6, 2018, the parties filed an amendment to the Applications that, among other things, eliminated one of the Top-4 Requests and modified the remaining two Top-4 Requests. Also on March 6, 2018, the parties modified certain of the Divestiture Trust Applications. On April 24, 2018, the parties jointly filed (1) an amendment to the Applications (the “April 24 Amendment”) that superseded all prior amendments and, among other things, updated the pending Top-4 Requests and provided additional information regarding station divestitures proposed to be made by Sinclair in 15 television markets in order to comply with the Duopoly Rule or the National Television Multiple Ownership Rule, (2) a letter withdrawing the Divestiture Trust Applications and (3) a letter withdrawing the application for approval of the sale of WPIX-TV to a third-party purchaser. In order to facilitate certain of the compliance divestitures described in the April 24 Amendment, between April 24, 2018 and April 30, 2018, Sinclair filed applications seeking FCC consent to the assignment of license or transfer of control of certain stations in 11 television markets.

On May 8, 2018, the Company, Sinclair Television Group, Inc. (“Sinclair Television”) and Fox Television Stations, LLC (“Fox”) entered into an asset purchase agreement (the “Fox Purchase Agreement”) to sell the assets of seven network affiliates of Tribune for $910.0 million in cash, subject to post-closing adjustments. The network affiliates subject to the Fox Purchase Agreement are: KCPQ (Tacoma, WA); KDVR (Denver, CO); KSTU (Salt Lake City, UT); KSWB-TV (San Diego, CA); KTXL (Sacramento, CA); WJW (Cleveland, OH); and WSFL-TV (Miami, FL). The Fox Purchase Agreement contains representations, warranties, covenants and indemnification provisions of the Company and Sinclair Television. The closing of the sale pursuant to the Fox Purchase Agreement (the “Closing”) is subject to approval of the FCC and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as well as the satisfaction or waiver of all conditions of the consummation of the Merger, which is scheduled to occur immediately following the Closing. Pursuant to the terms of the Fox Purchase Agreement, the requisite applications and other necessary instruments or documents requesting the FCC’s consent to the assignment of the FCC licenses relating to the network affiliates subject to the Fox Purchase Agreement shall be filed within five business days following the date of the Fox Purchase Agreement.

On August 2, 2017, the Company received a request for additional information and documentary material, often referred to as a “second request”, from the United States Department of Justice (the “DOJ”) in connection with the Merger Agreement. The second request was issued under the HSR Act. Sinclair received a substantively identical request for additional information and documentary material from the DOJ in connection with the transactions contemplated by the Merger Agreement. Issuance of the second request extends the waiting period under the HSR Act until 30 days after Sinclair and the Company have substantially complied with the second request, unless the waiting period is terminated earlier by the DOJ or the parties voluntarily extend the time for closing.

The parties entered into an agreement with the DOJ on September 15, 2017 (the “DOJ Timing Agreement”), by which they agreed not to consummate the Merger Agreement before December 31, 2017, or 60 days following the date on which both parties have certified compliance with the second request, whichever is later. In addition, the parties agreed to provide the DOJ with 10 calendar days’ notice prior to consummating the Merger Agreement. The DOJ Timing Agreement has been amended twice, on October 30, 2017, to extend the date before which the parties may not consummate the Merger Agreement to January 30, 2018, and on January 27, 2018, to extend that date to February 11, 2018. The DOJ Timing Agreement thus currently provides that the parties will not consummate the Merger Agreement before February 11, 2018, or 60 days following the date on which both parties have certified compliance with the second request. The parties certified compliance on November 30, 2017 and are required under the DOJ Timing Agreement to provide the DOJ with 10 days’ notice before consummating the Merger Agreement.

On October 19, 2017, holders of a majority of the outstanding shares of the Company’s Class A common stock and Class B common stock, voting as a single class, voted on and approved the Merger Agreement and the transactions contemplated by the Merger Agreement at a duly called special meeting of Tribune Media Company shareholders.

FCC Spectrum Auction

On April 13, 2017, the FCC announced the conclusion of the incentive auction, the results of the reverse and forward auction and the repacking of broadcast television spectrum. The Company participated in the auction and has received approximately $191 million in pretax proceeds (including $26 million of proceeds received by Dreamcatcher Broadcasting LLC (“Dreamcatcher”)) as of December 31, 2017. FCC licenses that were part of the FCC spectrum auction with a carrying value of $39 million have been included in assets held for sale as of December 31, 2017. In 2017, the Company received $172 million in gross pretax proceeds for these licenses as part of the spectrum auction and in the first quarter of 2018 recognized a net pretax gain of $133 million related to the surrender of the spectrum of these television stations in January 2018.

In light of the Company’s previously announced transaction with Sinclair, Tribune Media is not providing financial guidance for the full year 2018 in this release, nor is the Company conducting a conference call regarding its first quarter 2018 financial results.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is more than 77 million households, and a variety of digital applications and websites commanding 54 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. Adjusted EPS is calculated based on income (loss) from continuing operations before investment transactions, loss on extinguishments and modification of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) from continuing operations before income taxes, investment transactions, loss on extinguishments and modification of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate, gain on sales of spectrum and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, the anticipated Merger with Sinclair and the related regulatory process, our real estate monetization strategy, anticipated growth in political advertising revenues, our costs savings initiatives, the changes to our WGN America original programming, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements; risks associated with the ability to consummate the Merger with Sinclair and the timing of the closing of the Merger, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the regulatory approvals for the proposed Merger with Sinclair may be delayed, not be obtained or may be obtained subject to conditions that are not anticipated; risks related to the disruption of management time from ongoing business operations due to the Merger and the restrictions imposed on the Company’s operations under the terms of the Merger Agreement; the effect of the announcement of the Merger on our ability to retain and hire key personnel, on our ability to maintain relationships with advertisers and customers, and on our operating results and businesses generally; litigation in connection with the Merger; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technology changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements, or resolve disputes, with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; the potential impact of the modifications to the spectrum on the operation of our television stations, the costs, terms and restrictions associated with such; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; the factors discussed under the heading “Risk Factors” of the Company’s filings with the Securities and Exchange Commission; and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Operating Revenues
Television and Entertainment	$440,702	$436,033
Other	2,933	3,877

Total operating revenues	443,635	439,910

Operating Expenses
Programming	100,741	141,246
Direct operating expenses	101,388	98,807
Selling, general and administrative	131,956	165,594
Depreciation	13,775	13,571
Amortization	41,687	41,659
Gain on sales of spectrum	(133,197)	—

Total operating expenses	256,350	460,877

Operating Profit (Loss)	187,285	(20,967)
Income on equity investments, net	39,137	37,037
Interest and dividend income	1,898	505
Interest expense	(40,631)	(38,758)
Pension and other postretirement periodic benefit credit, net	7,084	5,735
Loss on extinguishment and modification of debt	—	(19,052)
Gain on investment transactions	3,888	4,950
Write-down of investment	—	(122,000)
Other non-operating gain (loss), net	117	(26)
Reorganization items, net	(893)	(250)

Income (Loss) from Continuing Operations Before Income Taxes	197,885	(152,826)
Income tax expense (benefit)	56,702	(51,614)

Income (Loss) from Continuing Operations	141,183	(101,212)
Income from Discontinued Operations, net of taxes	—	15,618

Net Income (Loss)	$141,183	$(85,594)
Net loss from continuing operations attributable to noncontrolling interests	6	—

Net Income (Loss) attributable to Tribune Media Company	$141,189	$(85,594)

Basic Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$1.61	$(1.17)
Discontinued Operations	—	0.18

Net Earnings (Loss) Per Common Share	$1.61	$(0.99)

Diluted Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$1.60	$(1.17)
Discontinued Operations	—	0.18

Net Earnings (Loss) Per Common Share	$1.60	$(0.99)

Regular dividends declared per common share	$0.25	$0.25

Special dividends declared per common share	$—	$5.77

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$795,438	$673,685
Restricted cash and cash equivalents	16,607	17,566
Accounts receivable (net of allowances of $5,023 and $4,814)	383,120	420,095
Broadcast rights	91,681	129,174
Income taxes receivable	18,067	18,274
Prepaid expenses	21,796	20,158
Other	23,195	14,039

Total current assets	1,349,904	1,292,991

Properties
Property, plant and equipment	677,247	673,682
Accumulated depreciation	(243,677)	(233,387)

Net properties	433,570	440,295

Other Assets
Broadcast rights	105,254	133,683
Goodwill	3,229,238	3,228,988
Other intangible assets, net	1,571,957	1,613,665
Assets held for sale	—	38,900
Investments	1,205,785	1,281,791
Other	151,996	139,015

Total other assets	6,264,230	6,436,042

Total Assets	$8,047,704	$8,169,328

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	March 31, 2018	December 31, 2017
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$43,068	$48,319
Income taxes payable	76,189	36,252
Employee compensation and benefits	46,958	71,759
Contracts payable for broadcast rights	215,857	253,244
Deferred revenue	13,641	11,942
Interest payable	14,412	30,525
Deferred spectrum auction proceeds	—	172,102
Other	30,056	30,124

Total current liabilities	440,181	654,267

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $34,635 and $36,332)	2,920,882	2,919,185
Deferred income taxes	527,719	508,174
Contracts payable for broadcast rights	252,941	300,420
Pension obligations, net	390,090	396,875
Postretirement, medical, life and other benefits	9,174	9,328
Other obligations	161,582	163,899

Total non-current liabilities	4,262,388	4,297,881

Total Liabilities	4,702,569	4,952,148

Commitments and Contingent Liabilities

Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at March 31, 2018 and at December 31, 2017	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 101,713,544 shares issued and 87,611,359 shares outstanding at March 31, 2018 and 101,429,999 shares issued and 87,327,814 shares outstanding at December 31, 2017	102	101
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,557 shares at March 31, 2018 and December 31, 2017	—	—
Treasury stock, at cost: 14,102,185 shares at March 31, 2018 and December 31, 2017	(632,194)	(632,194)
Additional paid-in-capital	4,012,052	4,011,530
Retained earnings (deficit)	4,706	(114,240)
Accumulated other comprehensive loss	(39,569)	(48,061)

Total Tribune Media Company shareholders’ equity	3,345,097	3,217,136
Noncontrolling interests	38	44

Total shareholders’ equity	3,345,135	3,217,180

Total Liabilities and Shareholders’ Equity	$8,047,704	$8,169,328

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Operating Activities
Net income (loss)	$141,183	$(85,594)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	5,114	14,963
Pension credit, net of contributions	(6,750)	(5,549)
Depreciation	13,775	13,571
Amortization of contract intangible assets and liabilities	220	208
Amortization of other intangible assets	41,687	41,659
Income on equity investments, net	(39,137)	(37,037)
Distributions from equity investment	115,137	111,509
Non-cash loss on extinguishment and modification of debt	—	6,823
Original issue discount payments	—	(6,873)
Write-down of investment	—	122,000
Amortization of debt issuance costs and original issue discount	1,848	2,170
Gain on sales of spectrum	(133,197)	—
Gain on sale of business	—	(35,462)
Gain on investment transactions	(3,888)	(4,950)
Impairments of real estate	—	754
Other non-operating (gain) loss, net	(117)	26
Changes in working capital items:
Accounts receivable, net	35,770	44,963
Prepaid expenses and other current assets	(10,794)	4,568
Accounts payable	(2,881)	(6,797)
Employee compensation and benefits, accrued expenses and other current liabilities	(40,925)	(49,580)
Deferred revenue	1,697	(2,326)
Income taxes	40,144	77,201
Change in broadcast rights, net of liabilities	(18,942)	(18,546)
Deferred income taxes	16,726	(115,922)
Other, net	725	3,517

Net cash provided by operating activities	157,395	75,296

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Investing Activities
Capital expenditures	(13,673)	(14,634)
Investments	(28)	—
Net proceeds from the sale of business	—	551,419
Sale of partial interest in equity investment	833	—
Proceeds from sales of real estate and other assets	44	44,315
Proceeds from the sale of investments	3,057	4,950

Net cash (used in) provided by investing activities	(9,767)	586,050

Financing Activities
Long-term borrowings	—	202,694
Repayments of long-term debt	—	(584,245)
Long-term debt issuance costs	—	(1,689)
Payments of dividends	(21,922)	(520,849)
Tax withholdings related to net share settlements of share-based awards	(5,493)	(7,053)
Proceeds from stock option exercises	581	2,385

Net cash used in financing activities	(26,834)	(908,757)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	120,794	(247,411)
Cash, cash equivalents and restricted cash, beginning of period (1)	691,251	611,198

Cash, cash equivalents and restricted cash, end of period	$812,045	$363,787

Cash, Cash Equivalents and Restricted Cash are Comprised of:
Cash and cash equivalents	$795,438	$346,221
Restricted cash	16,607	17,566

Total cash, cash equivalents and restricted cash	$812,045	$363,787

Supplemental Schedule of Cash Flow Information
Cash paid (received) during the period for:
Interest	$54,866	$54,246
Income taxes, net	$(425)	$752

(1)	Cash, cash equivalents and restricted cash at the beginning of the three months ended March 31, 2017 of $611 million are comprised of $595 million of cash, cash equivalents and restricted cash from continuing operations as reflected in the Company’s unaudited Condensed Consolidated Balance Sheets and $16 million of cash, cash equivalents and restricted cash reflected in current assets of discontinued operations.

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF CONSOLIDATED ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Revenue	$443,635	$439,910

Net Income (Loss) attributable to Tribune Media Company	$141,189	$(85,594)
Net loss from continuing operations attributable to noncontrolling interests	6	—

Net Income (Loss)	141,183	(85,594)
Income from discontinued operations, net of taxes	—	15,618

Income (Loss) from Continuing Operations	$141,183	$(101,212)
Income tax expense (benefit)	56,702	(51,614)
Reorganization items, net	893	250
Other non-operating (gain) loss, net	(117)	26
Write-down of investment	—	122,000
Gain on investment transactions	(3,888)	(4,950)
Loss on extinguishment and modification of debt	—	19,052
Pension and other postretirement periodic benefit credit, net	(7,084)	(5,735)
Interest expense	40,631	38,758
Interest and dividend income	(1,898)	(505)
Income on equity investments, net	(39,137)	(37,037)

Operating Profit (Loss)	$187,285	$(20,967)
Depreciation	13,775	13,571
Amortization	41,687	41,659
Stock-based compensation	5,114	12,971
Severance and related charges	(904)	6,677
Transaction-related costs	5,365	2,992
Gain on sales of spectrum	(133,197)	—
Real estate impairments and other	512	459
Pension expense	293	186

Adjusted EBITDA	$119,930	$57,548

TRIBUNE MEDIA COMPANY - TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Advertising	$270,439	$291,707
Retransmission revenues	118,142	94,214
Carriage fees	41,662	33,610
Barter/trade (1)	2,094	9,012
Other	8,365	7,490

Total Revenues	$440,702	$436,033

Operating Profit	$211,852	$20,013
Depreciation	10,870	10,039
Amortization	41,687	41,659
Stock-based compensation	3,791	3,995
Severance and related charges	(283)	210
Gain on sales of spectrum	(133,197)	—
Real estate impairments and other	440	(727)

Adjusted EBITDA	$135,160	$75,189

Broadcast rights - Amortization	$92,282	$126,311
Broadcast rights - Cash Payments	(110,900)	(136,917)

Broadcast Cash Flow	$116,542	$64,583

(1)	Barter revenues and related expenses are no longer recognized under the new revenue guidance. For the three months ended March 31, 2017, barter/trade revenue includes $7 million of barter revenue.

TRIBUNE MEDIA COMPANY - CORPORATE AND OTHER

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Total Revenues	$2,933	$3,877

Operating Loss	$(24,567)	$(40,980)
Depreciation	2,905	3,532
Stock-based compensation	1,323	8,976
Severance and related charges	(621)	6,467
Transaction-related costs	5,365	2,992
Real estate impairments and other	72	1,186
Pension expense	293	186

Adjusted EBITDA	$(15,230)	$(17,641)

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2018			March 31, 2017
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$1.60			$(0.99)
Income from discontinued operations			—			(0.18)
Reorganization items, net	893	893	0.01	250	250	0.00
Other non-operating (gain) loss, net	(117)	(85)	(0.00)	26	16	0.00
Write-down of investment	—	—	—	122,000	79,997	0.92
Gain on investment transactions	(3,888)	(2,823)	(0.03)	(4,950)	(3,010)	(0.03)
Loss on extinguishment and modification of debt	—	—	—	19,052	11,584	0.13
Severance and related charges	(904)	(671)	(0.01)	6,677	4,060	0.05
Transaction-related costs	5,365	4,853	0.05	2,992	1,963	0.02
Gain on sales of spectrum	(133,197)	(98,899)	(1.12)	—	—	—
Real estate impairments and other	512	362	0.00	459	299	0.00

Adjusted EPS (1)			$0.51			$(0.07)

(1)	Adjusted EPS totals may not foot due to rounding.